Exhibit 99.1
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
(713) 522-5141
     ●     , 2006
To the Holders of Service Corporation International’s
7 3/8% Senior Notes due 2014 and/or 7 5/8% Senior Notes due 2018:
      Service Corporation International, a Texas corporation, is offering to exchange (i) its 7 3/8% Senior Notes due 2014 that have been registered under the Securities Act of 1933 (the “New 2014 Notes”) for all outstanding 7 3/8% Senior Notes due 2014 issued on October 3, 2006 (the “Old 2014 Notes”) and (ii) its 7 5/8% Senior Notes due 2018 that have been registered under the Securities Act of 1933 (the “New 2018 Notes” and, together with the New 2014 Notes, the “New Notes”) for all outstanding 7 5/8% Senior Notes due 2018 issued on October 3, 2006 (the “Old 2018 Notes” and, together with the Old 2014 Notes, the “Old Notes”), upon the terms and subject to the conditions set forth in the enclosed prospectus dated      ●     , 2006 (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal” and, together with the Prospectus, the “Exchange Offer”). The Exchange Offer is conditioned upon certain factors set out in the Prospectus under “The Exchange Offer — Conditions of the Exchange Offer” on page      ●     .
      The Old Notes were issued on October 3, 2006 in an original aggregate principal amount of $500,000,000, the full principal amount of which remains outstanding. The maximum amount of New Notes that will be issued in exchange for Old Notes is $500,000,000.
      Please read carefully the Prospectus and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal, and all other required documentation, to Global Bondholder Services Corporation, the exchange agent (the “Exchange Agent”), for the Exchange Offer.
      If you have questions regarding the terms of the Exchange Offer, please direct your questions to Global Bondholder Services Corporation at 1 (866) 873-7700 (banks and brokers call 1 (212) 430-3774).
      Thank you for your time and effort in reviewing this request.

Very truly yours,

Service Corporation International